Exhibit 2

Information in this document marked with “XXX” has been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BETWEEN

XXX,

by its manager, GCIC US LTD.

AND

BROOKFIELD BRP HOLDINGS (CANADA) INC.

MADE AS OF

AUGUST 28, 2012

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 28, 2012

BETWEEN

Brookfield BRP Holdings (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario (the “Purchaser”),

- and -

XXX, a company incorporated under the laws of the Cayman Islands, by its manager GCIC US Ltd. (the “Vendor”)

WHEREAS Western Wind Energy Corp. (the “Corporation”) is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia;

AND WHEREAS the Vendor is the legal and beneficial owner of an aggregate of 24,500 common shares in the capital of the Corporation (the “Shares”), all of which shares are listed and posted for trading on the TSX Venture Exchange;

AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Shares, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	Purchase and Sale

The Vendor hereby sells, transfers and assigns and the Purchaser hereby purchases, all of the Vendor’s right, title and interest in and to the Shares free and clear of all Encumbrances (defined below) upon and subject to the terms and conditions hereof.

2.	Determination of Purchase Price

The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Shares shall be equal to $55,125.

3.	Payment of Purchase Price

At Closing (defined below),

(a)	the Purchaser shall pay to the Vendor, the amount equal to the Purchase Price by wire transfer of immediately available funds in Canadian dollars to the bank account or accounts designated by the Vendor;

(b)	the Vendor shall deliver to the Purchaser or, as directed by the Purchaser in writing, to an Affiliate (as such term is defined in National Instrument 45-106, Prospectus and Registration Requirements) of the Purchaser, certificate(s) representing all of the issued and outstanding Shares, duly endorsed in blank for transfer or, accompanied by duly signed powers of attorney for transfer in blank, or, if the Shares are not in a certificated form, otherwise provide good title of the Shares to the Purchaser in such other manner as agreed to by the parties; and

(c)	the Vendor shall deliver to the Purchaser a duly executed irrevocable proxy in favour of the Purchaser in the form attached as Schedule A hereto.

4.	Adjustment of Share Purchase Price

(a)	If at any time in the twelve-month period following the date of this Agreement any person or group of persons acting jointly or in concert, including, for the avoidance of doubt, the Purchaser, acquires all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or acquires all of the common shares in the capital of the Corporation (the “Common Shares”) (any such transaction being a “Price Protection Transaction”) then, within five business days following completion of the Price Protection Transaction, the Purchaser shall pay, or cause an Affiliate to pay, to the Vendor, the Adjustment Payment (as defined below), if applicable, in immediately available funds.

(b)	The “Adjustment Payment” will be equal to:

(i)	if the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser completes a Price Protection Transaction, an additional amount on account of each Share equal to the amount by which the consideration received by the holders of the Common Shares pursuant to the Price Protection Transaction (the “Transaction Consideration”) exceeds $2.25 per Common Share, and

(ii)	if any other person or entity completes a Price Protection Transaction, an additional amount on account of each Share that is equal to:

(A)	if the Transaction Consideration is less than or equal to $XXX per Common Share, XXX% of the difference between the Transaction Consideration and $2.25 per Common Share, and

(B)	if the Transaction Consideration is greater than $XXX per Common Share, (x) $XXX, plus (y) XXX% of the difference between the Transaction Consideration and $XXX per Common Share.

(c)	If all or any portion of the Transaction Consideration is in the form of:

(i)	cash, the consideration shall be valued based on the face value of the cash,

(ii)	publicly traded securities, the consideration shall be valued based on the closing price of such securities on the date of the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over the twenty days preceding such date,

(iii)	securities that are not publicly traded until the date of the completion of the Price Protection Transaction, the consideration shall be valued based on the closing price of such securities on the five trading days following the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over such period, or

(iv)	any other consideration, the consideration shall be valued at its fair market value as the Vendor and the Purchaser shall mutually agree, acting reasonably.

(d)	If all or any portion of the Transaction Consideration has a value expressed in a currency other than Canadian dollars, then the value of that consideration will be expressed in Canadian dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection Transaction for the purchase of Canadian dollars using the currency in which the consideration (or portion thereof) was originally denominated.

(e)	In the event of any disagreement between the parties with respect to the calculation of the Transaction Consideration, the matter will be submitted to an internationally recognized firm of chartered accountants independent of both parties and their Affiliates to be agreed upon by the parties. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding.

5.	Closing

The sale and purchase of the Shares will be completed immediately after the execution and delivery of this Agreement by the Vendor and the Purchaser at the offices of Torys LLP, 79 Wellington Street West, Toronto, Ontario M5K 1N2 (the “Closing”).

6.	Standstill

(a)

For a period of XXX following the date of this Agreement, the Vendor shall not, without the prior written consent of the Purchaser, which consent may be given on such terms and conditions as the Purchaser may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any unissued or outstanding securities of the Corporation or propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving the Corporation and its Affiliates or to purchase, directly or indirectly, all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; (ii) directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any voting securities of the Corporation; (iii) otherwise act alone or jointly or in concert with others to seek to control or to influence the management, the board of directors or policies of the Corporation; (iv) solicit, facilitate or encourage any transaction to acquire assets of the Corporation and/or one or more of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Corporation and its subsidiaries, taken as a whole, or acquire 20% or more of the Common Shares (an “Acquisition Transaction”) other than a transaction by the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser; (v) enter into, continue or participate in any discussions or negotiations regarding an Acquisition Transaction, or furnish to any other person any information with respect to the business of the Corporation or its properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Transaction or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person (other than the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser) to do or seek to do any of the foregoing; or (vi) advise, assist, encourage or act jointly or in concert with any other person in connection with any of the foregoing, other than the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser.

(b)	For greater certainty, and notwithstanding anything else in Section 6(a), Section 6(a) shall not apply to any investment fund or product managed by GCIC US Ltd., the manager of the Vendor, (the “Manager”) or any of its affiliates, other than the Vendor and XXX (whose relationship with the Purchaser is governed by a Securities Purchase Agreement of even date herewith (the “XXX Agreement”) and the terms of which agreement shall prevail in the event of any inconsistency or conflict between this Agreement and the XXX Agreement), unless such fund or product is managed by XXX, the lead portfolio manager of the Vendor.

7.	Vendor’s Representations and Warranties

The Vendor represents and warrants to the Purchaser that:

(a)	The Vendor is a company duly incorporated, organized and subsisting under the laws of the Cayman Islands.

(b)	The Vendor is the legal and beneficial owner of the Shares free and clear of all liens, charges, encumbrances, hypothecs, pledges, mortgages, security interests of any nature, adverse claims, options, rights of pre-emption, and any other rights of others (collectively, “Encumbrances”).

(c)	Other than the Shares and the common shares and the share purchase warrants of the Corporation held by XXX, neither the Vendor nor any of its Affiliates own any shares of the Corporation or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Corporation or its subsidiaries.

(d)	The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all Encumbrances and, upon payment of the Purchase Price, the Purchaser will acquire good and valid title to the Shares, free and clear of all Encumbrances.

(e)	The Shares are freely tradeable in all the provinces and territories of Canada.

(f)	The Vendor is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement without the consent of any third party.

(g)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Vendor.

(h)	This Agreement constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(i)	There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provision of this Agreement.

(j)	There is no outstanding voting trust, proxy or other similar agreement with respect to the voting of the Shares, other than the proxy granted to the Purchaser as contemplated under the terms of this Agreement.

(k)	To the Vendor’s knowledge, neither entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of the Vendor;

(ii)	any contract (written or oral) or other instrument to which the Vendor is a party or by which the Vendor is bound; or

(iii)	any law, statute, rule, regulation, or any existing applicable decree, judgment, or order by any court, administrative agency, or other governmental body (collectively, “Law”), in respect of which the Vendor must comply.

(l)	The Vendor has not disclosed to the Purchaser any confidential or material, non-public information concerning the Shares or the Corporation.

The representations and warranties of the Vendor set forth in Section 7 will survive the Closing.

8.	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendor that:

(a)	The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario.

(b)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby.

(c)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser.

(d)	This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(e)	To the Purchaser’s knowledge, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

(i)	any of the provisions of the constating documents or by-laws of the Purchaser;

(ii)	any contract (written or oral) or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	any applicable Law in respect of which the Purchaser may comply.

(f)	The Purchaser has had the opportunity to seek independent legal and/or tax advice in connection with the purchase of the Shares and had conducted its own due diligence with respect to the merits of the purchase.

(g)	The Vendor has not provided the Purchaser with any confidential or material, non-public information concerning the Shares or the Corporation.

(h)	As of the date hereof, no actions or filings are required to be made by the Purchaser in respect of this Agreement other than as required under the applicable securities Laws.

The representations and warranties of the Purchaser set forth in Section 8 will survive the Closing.

9.	Confidentiality

Except to the extent required by Law, rules or securities policies, including the rules or policies of any relevant stock exchange, (i) no public announcement or news release concerning the matters provided for in this Agreement may be made by the Purchaser without the Vendor’s prior written consent and (ii) no copy of this Agreement may be provided by the Purchaser to any person (except to its Affiliates, and their respective directors, officers, employees, advisors or lenders (collectively, “Purchaser Representatives”) without the Vendor’s prior consent. The Purchaser shall be entitled to disclose confidential information only to those Purchaser Representatives who, in all cases, need to know such confidential information, directed to hold such information in the strictest of confidence and agree and undertake to maintain the confidential nature of such confidential information and act in accordance with the terms of this provision. To the extent that the Purchaser must make the contents of this Agreement public under the terms of applicable Laws, the Purchaser agrees to omit or censor, in consultation with the Vendor, acting reasonably, any information that would be prejudicial to the interests of the Vendor or the Purchaser, to the extent permitted pursuant to applicable Laws.

The Purchaser hereby consents and agrees to be responsible for any breach of this Section 9 by Purchaser Representatives, whether or not they agree in writing to be bound by its terms.

10.	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

11.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement.

12.	Currency

All references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in Canadian dollars, and “$” refers to Canadian dollars.

13.	Further Assurances

Each of the Vendor and the Purchaser will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. If required by applicable securities Laws, each of the Vendor and the Purchaser will execute, deliver and file or assist the other party in filing such reports, undertakings and other documents with respect to the sale of the Securities as may be reasonably required by any securities commission, stock exchange or other regulatory authority.

14.	Entire Agreement

This Agreement, including Schedules attached hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them.

15.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer in any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.	Amendment

No amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

17.	Assignability

No Party hereto shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other parties and any attempt to do so shall be void, except that Purchaser may assign or transfer its rights under this Agreement to any Affiliate of the Purchaser without the Vendor’s consent.

18.	Waiver

No failure or delay by the Purchaser or the Vendor in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

19.	Governing Law

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and the laws of Canada applicable therein and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

20.	Time of the Essence

Time is of the essence in this Agreement.

21.	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original and both of which taken together will be deemed to constitute one and the same instrument.

22.	Electronic Delivery

Delivery of an executed signature page to this Agreement by either party by facsimile or by PDF via electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

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IN WITNESS WHEREOF the parties have executed this Agreement.

BROOKFIELD BRP HOLDINGS (CANADA) INC.

By:	“Josee Guibord”
Name: Josee Guibord
Title: Assistant Secretary

By:	“Patricia Bood”
Name: Patricia Bood
Title: Secretary, Senior Vice President of Legal Services and General Counsel

XXX, by its manager, GCIC US Ltd.

By:	“Bruno Carchidi”
Name: Bruno Charchidi
Title: Chief Compliance Officer

By:	“Roxana Tavana”
Name: Roxana Tavana
Title: Secretary

SCHEDULE A

FORM OF IRREVOCABLE PROXY

The undersigned, being the beneficial owner of the below described common shares of Western Wind Energy Corp., a corporation incorporated under the laws of the Province of British Columbia (“Western Wind”), for consideration received, hereby make, constitute and appoint, Brookfield BRP Holdings (Canada) Inc. (“Brookfield”), and any of Brookfield’s officers and directors, its true and lawful attorneys, for and in its name, place and stead, to act as its proxy, with full power of substitution and resubstitution, to Vote (as defined below) the 24,500 common shares of Western Wind owned by the undersigned (the “Shares”) on the date hereof.

“Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action or taking other action in favor of or against any action.

This proxy applies to any Vote (i) at any meeting of the shareholders of Western Wind, and any adjournment or postponement thereof, or (ii) in connection with any unanimous written resolution of shareholders of Western Wind.

This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned in respect of the Shares and shall remain irrevocable so long as the Shares are owned by the undersigned.

Dated August     , 2012

XXX, by its manager, GCIC US Ltd.

By:
Name:
Title

By:
Name:
Title